Securities Trading and SEC Compliance and Reporting

Insider Trading
The United States securities laws and the Crown Holdings’ Code of Business Conduct and Ethics prohibit Directors, officers and other employees from buying, selling or advising others to buy or sell Crown securities while in possession of non-public, material information and from disclosing such information to others for securities trading purposes. The rule applies to any and all transactions in Crown’s securities, including common stock and options to purchase common stock (unless the employee pays the Company cash to cover the exercise price and withholding tax obligations and does not sell any of the shares acquired upon option exercise of the stock option). This rule also applies to discretionary transactions involving Crown stock within Company benefit plans, such as the Company’s 401(k) Plan, publicly traded notes, and any other types of securities that Crown may issue, such as preferred stock, restricted or deferred stock, convertible debentures, warrants, exchange-traded options and other derivative securities relating to Crown securities (such as “call” or “put” options).

The securities laws also apply to trading in stock of other companies. No one should buy or sell securities or advise others to trade in securities of any company (including customers, suppliers or competitors) based on non-public information. For example, insiders should not trade in the stock of another company that is (or has subsidiaries, assets, or business units that are) an acquisition or merger target of Crown. Crown also strongly discourages all Directors, officers and other insiders from giving trading advice concerning the Company to third parties even when the Director, officer or other insider does not possess material nonpublic information about the Company.

Information is material if it would affect the market price of Crown stock or other securities or the decision of an investor to purchase, sell or hold the securities. This may include information about earnings, mergers and acquisitions, write-offs, dividends, customers, suppliers, pricing, regulatory investigations or proceedings, litigation and product or other significant business developments. Information is non-public until it has been publicly disclosed and evaluated by public investors. Thus, after any significant press release, insiders should allow a reasonable period (normally two business days) to elapse before buying or selling Crown securities.

Any employee who has a concern that a prospective stock transaction may be considered illegal insider trading should seek advice from Crown’s Legal Department.

Revisions 07/21/2023

Black-Out Period

As a general rule, insiders including Directors, Executive Officers, and other officers who generally have access to material non-public information and who are designated as insiders by the Chief Financial Officer or the General Counsel should not buy or sell Crown stock during each quarterly black-out period. The pre-clearance and black-out requirements of this Policy apply even if that person does not have access to such information at the time of a contemplated transaction. The quarterly black-out period starts during the last two weeks of the final month of each fiscal quarter and ends after the second business day following the publication by the Company of its earnings release for such quarter. The projected black-out dates are marked on the calendar attached to this Policy. However, because the precise date of the publication of the Company’s earnings releases may vary from those marked in the calendar, please confirm the applicable quarterly black-out period prior to any purchase or sale. These timing restrictions also apply to (1) the sale of stock in the market to pay for the exercise of options, (2) transactions by spouses and other relatives living in the same home as well as trusts or estates in which an insider or family member has investment control or pecuniary interest, and (3) gifts. The timing restrictions do not apply to the exercise of stock options paid for in cash. However, the restrictions do apply to the sale of the underlying stock. As a precaution, we nevertheless require that any exercise of options be cleared in advance with the General Counsel.

Outside of the black-out periods, insiders are generally free to trade in Crown stock, so long as they are not in the possession of non-public, material information regarding the Company and there is no black-out period under the Company’s employee benefit or pension plans or any applicable rules of the U.S. Securities and Exchange Commission (the “SEC”). The black-out period for purchases and sales is not a hard-and-fast rule. In certain circumstances, transactions inside the blackout period may well be appropriate, while transactions outside the blackout period may not be advisable. For this reason, any proposed transactions involving Crown stock must be cleared in advance with the General Counsel.

Standing Orders and 10b5-1 Plans

As the facts known to an insider will necessarily change from time to time (as will the facts available to the public), it is generally inappropriate to place a standing order for the purchase or sale of Crown stock with a broker (for example, a limit order or good-until-canceled order). In addition, any trading plan or other arrangement designed to satisfy the requirements of Rule 10b5‑1 (a “10b5-1 Plan”) must be submitted to the Legal Department for approval, as Crown will be required to make certain disclosures regarding any 10b5-1 Plans in its filings with the SEC. Please note that pursuant Rule 10b5-1(c)(1), no trading may commence under a 10b5-1 Plan for at least 30 days, and potentially up to 120 days (depending on the type of insider seeking to adopt a 10b5-1 Plan and the timing of Crown’s next disclosure of quarterly financial results) after the 10b5-1 Plan was most recently modified or adopted.

Margin Accounts and Pledging Company Securities

Generally, securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Likewise, securities pledged to a bank or financial institution may be sold without the customer’s consent if the customer fails to repay the obligation secured by the pledge. Because such sales may occur at a time when a

Director, officer or other insider had material inside information or is otherwise not permitted to trade in Crown securities, the Company prohibits Directors, officers and other insiders from purchasing Crown securities on margin or holding Crown securities in a margin account. Furthermore, Directors, executive officers and other insiders are not permitted to pledge Crown securities.

Short-Swing Profit Recapture

Under the regulations enacted by the SEC, the short-swing profit recapture and reporting rules apply to Directors, executive officers and 10% shareholders.

The general rule is that any profit made by a Director, executive officer or 10% shareholder from any purchase and sale of Crown stock within a six-month period is recoverable by the Company. This includes any two transactions of an opposite nature (a purchase and a sale) however unrelated and regardless of the order in which they occurred.

Under the SEC regulations, however, certain transactions that are not open-market purchases and sales of Crown stock will not result in short-swing profits that are subject to recapture by the Company. The following transactions will not generate short-swing profits subject to recapture: (1) the grant and exercise of stock options approved by the Compensation Committee under the Crown Stock Option Plans, (2) the use of Crown stock as payment to the Company, subject to preapproval by the Compensation Committee, for the exercise of a stock option, (3) the sale of restricted or deferred stock back to the Company, subject to preapproval by the Compensation Committee, to cover tax withholding obligations, and (4) gifts.

Thus, an executive officer may exercise a stock option and immediately sell any amount of Crown stock because the exercise of the option is exempt and therefore is not matched against the sale to generate short-swing profits. However, any non-exempt purchase of Company stock within six months before or after a sale of stock in conjunction with exercise of a stock option can be matched with such sale to produce recapturable short-swing profit. (Also remember, that the sale of stock in connection with exercise of a Company stock option may nevertheless be prohibited insider trading if, at the time of the sale, the executive officer is in possession of material non-public information.)

A purchase or sale of Crown stock after a person has ceased to be a Director or executive officer can still be matched against an opposite transaction occurring during the preceding six months while that person was a Director or executive officer. Transactions by members of a Director’s, officer’s or 10% shareholder’s immediate family and certain other affiliated entities may be attributed to the Director, executive officer or 10% shareholder. See the explanation of “beneficial ownership” below under Reporting of Transactions on Forms 3, 4 and 5.

Short Sales and Trading in Third Party Options and Hedging Transactions

Directors, executive officers and 10% shareholders may not make short sales of Crown stock. A “short sale” is one in which the seller does not own the security sold, but borrows the security and sells it expecting a decline in its price. Directors, executive officers and other insiders should not trade in “call” or “put” options on Crown stock or otherwise engage in hedging transactions relating to Crown stock.

Reporting of Transactions on Forms 3, 4 and 5

Directors, executive officers and 10% shareholders must file the following reports with the SEC and New York Stock Exchange disclosing their beneficial holdings of Crown stock and any changes in those holdings. Crown’s Legal Department will file these forms on behalf of Directors and executive officers. Beneficial ownership includes stock owned directly, stock owned through Crown’s 401(k) Savings Plan, Company stock options, restricted or deferred stock, performance shares, stock owned by one’s spouse or one’s relatives living in the same home, and may also include stock held by a trust, estate or other entity in which one has an interest.

(a) Form 3: Initial Statement of Ownership

Form 3 must be filed within 10 days of election as a Director or executive officer or becoming a 10% shareholder. Form 3 must be filed even if the Director or executive officer has no beneficial holding of Crown stock at the time of election.

(b) Form 4: Statement of Changes in Beneficial Ownership

Form 4 must be filed within 2 business days after the date on which a transaction involving Crown stock occurs (except certain exempted transactions). Transactions requiring filing of a Form 4 include quarterly grants of Director stock compensation, open-market purchase or sales of Company stock, restricted or deferred stock grants, tax withholdings associated with the vesting of restricted or deferred stock to satisfy tax obligations, stock option grants and the exercise of stock options.

Note that Directors and executive officers are still required to file Form 4’s for certain transactions occurring within six months after leaving the Board or ceasing to be an executive officer that are matchable with non-exempt transactions within six months while the individual was serving as a Director or executive officer (for example, a market purchase that can be matched against a market sale).

(c) Form 5: Annual Statement of Changes in Beneficial Ownership

A Form 5 must be filed by February 14 of each year to report transactions involving Company stock in the prior year that were exempt from prior reporting and not reported on Form 4 or that should have been reported but were not.

Crown will be required to identify in its proxy statement any Director, Section 16 “insider” or 10% shareholder known to have failed during the past year to report a transaction or holding of Crown stock within the time periods required by the SEC regulations. The purpose of this requirement (as well as the threat of enforcement action against delinquent filers) is to force Directors, Section 16 “insiders” and 10% shareholders to comply with the reporting requirements in a timely manner.

Because of the complexity of the rules and the importance of filing timely reports, the Legal Department will prepare and file all the required reports of Directors and Section 16 “insiders,” unless an individual Director advises the Legal Department in writing that he or she will prepare and file his or her own reports. Directors and Section 16 “insiders” must submit a request for pre-clearance to the Legal Department at least two days prior to any proposed transaction involving Crown stock (including transactions by immediate family members, trusts or others that would be attributed to them under the SEC rules). After the transaction is pre-cleared, in cases where the Company does not have a valid power-of-attorney, the Directors and Section 16 “insiders” will be asked to sign the required reports before they are filed with the SEC.

Rule 144

Directors and Section 16 “insiders” must also comply with SEC Rule 144 that requires them to file a Form 144 in connection with any open-market sale of Company stock. The broker handling the sale of Crown stock should be advised that a “Rule 144 sale” is being made and that a Form 144 should be filed by the broker with the SEC and New York Stock Exchange when the order is placed. Form 144 includes a certificate that the seller does not know of any material adverse non-public information about the Company.

Restrictions on Purchases of Company Stock

In order to prevent market manipulation, the SEC has adopted Regulation M and Rule 10b‑18. Regulation M generally prohibits Crown or any of its affiliates from buying Crown stock in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Crown stock by Crown or its affiliates while a stock buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a stock manipulation (as opposed to anti-fraud) charge. As with any other transaction in the Company’s securities, Directors, officers and other insiders should consult with the Legal Department prior to purchasing Crown stock during any period that Crown is making a public offering or buying stock from the public.
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